UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________________

Date of Report (Date of earliest event reported): September 21, 2011

FIRST MARINER BANCORP
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	000-21815 (Commission File Number)	52-1834860 (IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (410) 342-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into Material Definitive Agreement

On September 21, 2011, First Mariner Bancorp (the “Company”), its wholly owned subsidiary, First Mariner Bank (the “Bank”), and Priam Capital Fund I, LP (“Priam”) entered into an amendment to the securities purchase agreement, dated April 19, 2011 (the “Purchase Agreement”), pursuant to which Priam would invest, subject to certain conditions, approximately $36.4 million in cash in the Company through purchases of newly issued shares of Company capital stock.  The transaction is subject to the Company raising another $123.6 million from other investors and the satisfaction of the other conditions contained in the Purchase Agreement.

Pursuant to the amendment, the date by which the transaction must close before termination rights are triggered for both the Company and Priam has been extended to November 30, 2011.  In addition, Section 3.9(a) of the Purchase Agreement, which previously restricted the Company’s and the Bank’s ability to engage in solicitations, discussions or negotiations concerning an Alternative Transaction Proposal as defined under the Purchase Agreement, has been deleted in its entirety.

Cautionary Statement

The issuance of the securities in the transactions described in this Form 8-K have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Item 8.01   Other Events

On September 22, 2011, the Company issued a press release announcing the entry into the amendment to the Purchase Agreement.  The press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits.

Number                 Description

99.1                      Press Release, dated September 22, 2011

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: September 26, 2011	By:	/s/ Paul B. Susie
Paul B. Susie
Chief Financial Officer